Exhibit 3.20

VEDTEKTER FOR

CHC NORWAY ACQUISITION CO AS

(17 September 2008)

§ 1

Selskapets navn er CHC Norway Acquisition Co. AS.

§ 2

Selskapets forretningskontor er i Sola kommune.

§ 3

Selskapets formål er å drive utleie og transportvirksomhet med helikoptre og fly, transport for øvrig, handel og finansiering og forsikring, industri, drifte fasteiendom og hva dermed står i forbindelse, samt å delta som aksjonasr, herunder deltagelse i andre selskaper med tilsvarende eller tilknyttet virksomhet gjennom egenkapital, Iån eller ved avgivelse av garantier.

§ 4

Selskapets aksjekapital er NOK 2.600.000 fordelt på 26.000 aksjer hver pålydende NOK100.

§ 5

Selskapets styre skal ha bestå av minimum 1 og maksimum 7 styremedlemmer. Selskapet tegnes av styremedlemmene hver for seg.

§ 6

Overdragelse av aksjer i selskapet krever ikke samtykke fra styret. Overdragelse av aksjer i selskapet utløser ikke forkjøpsrett for øvrige aksjonærer i selskapet.

§ 7

Den ordinær generalforsamling skal behandle og treffe beslutninger i fø1gende saker:

1)	Godkjenning av årsregnskap og årsrapport, herunder fordeling av utbytte

2)	Andre saker som i henhold til norsk lov og vedtektene hører under generalforsamlingen.

ARTICLES OF ASSOCIATION

CHC NORWAY ACQUISITION CO AS

(17 September 2008)

§ 1

The Company’s name is CHC Norway Acquisition Co AS

§ 2

The Company’s registered office is at Sola.

§ 3

The company’s business activity is to lease out and to conduct transportation with helicopters and airplanes, transportation in general, trade and finance and insurance, maintenance and ownership of real estate and all activity related thereto, as well as to participate as a shareholder, including participation in other companies with similar or related activity by way

§ 4

The share capital of the Company is NOK 2.600.000 divided into 26 000 ordinary shares each totalling NOK 100,-

§ 5

The board of the Company shall consist of a minimum of one and a maximum of seven directors. The authority to sign on behalf of the company is held by each member of the board acting individually.

§ 6

Transfer of shares in the company is not subject to the board of directors’consent. Transfer of shares in the company does not trigger a pre-emption right for the other shareholders of the company.

§ 7

The Annual General Meeting shall discuss and resolve the following matters::

a)	Approval of the annual accounts and the annual report, including distribution of dividend.

b)	any other matters which according to law or the Articles of Association fall within the scope of the general meeting.

Brønnøysundregistrene Firmaattest

Organisasjonsnummer:	991 709 827
Organisasjonsform:	Aksjeselskap
Stiftelsesdato:	06.08.2007
Registrert i Foretaksregisteret:	18.09.2007
Foretaksnavn:	CHC NORWAY ACQUISITION CO AS
Forretningsadresse:	c/o Helikopter Service AS 4055 STAVANGER LUFTHAVN
Kommune:	1124 SOLA
Land:	Norge
Postadresse:	Postboks 522 c/o Helikopter Service AS 4055 STAVANGER LUFTHAVN
Aksjekapital NOK:	2 600 000,00
Daglig leder/ adm.direktør:	Leif Egil Torkelsen
Styre:	
Styrets leder:	Lars Andreas Landsnes Kornblomstveien 19 4027 STAVANGER
Styremedlem:	Leif Egil Torkelsen Karl Gjelvik
Signatur:	Styrets medlemmer hver for seg.
Revisor:	Godkjent revisjonsselskap Organisasjonsnummer 976 389 387 ERNST & YOUNG AS Vassbotnen 11 Forus 4313 SANDNES
Vedtektsfestet formål:	Utleie og transportvirksomhet med helikoptre og fly, transport for øvrig, handel og finansiering og forsikring, industri, drifte fast eiendom, og hva dermed står i forbindelse, samt å delta som aksjonær, herudner deltagelse i andre selskap med tilsvarende eller tilknyttet virksomhet gjennom egenkapital, lån eller ved avgivelse av garantier.

Utskriftsdato 31.01.2011 Organisasjonsnr 991 709 827 Side 1 av 1